EXHIBIT 99.1

Press Release

QUALITY DISTRIBUTION, INC. ANNOUNCES

FILING OF SHELF REGISTRATION STATEMENT

FOR IMMEDIATE RELEASE

TAMPA, FL – July 10, 2006 – Quality Distribution Inc. (Nasdaq: QLTY) (the “Company”) announced the filing of a registration statement on Form S-3 with the Securities and Exchange Commission. The shelf registration statement, when effective, will allow the Company to sell up to six million shares of its common stock. In addition, Apollo Management (and its affiliates), the Company’s largest shareholder, will register 10,390,981 shares of the Company’s common stock, all of the shares that it owns. The Company plans to use proceeds from the sale of shares of common stock by it under this shelf registration statement principally to repay or refinance its indebtedness and for general corporate purposes. The Company will receive no proceeds that result from the sales of shares of common stock made by Apollo Management.

A registration statement relating to these shares of common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These shares of common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. At the time any of the shares of common stock covered by the registration statement are offered for sale, a prospectus supplement will be prepared and filed with the Securities and Exchange Commission containing specific information about the terms of any such offering. When available, such a written prospectus may be obtained by contacting the underwriters which are named in any such prospectus supplement or by contacting Quality Distribution, Inc., 3802 Corporex Park Drive, Tampa, Florida 33619, Attn: Corporate Secretary.

ABOUT QUALITY DISTRIBUTION

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc. and TransPlastics, a division of Quality Carriers, Inc., and through its affiliates and owner-operators, manages approximately 3,500 tractors and 7,400 trailers. The Company provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

FORWARD LOOKING STATEMENTS DISCLOSURE

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, dependence on affiliates and owneroperators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, changes in senior management, the Company’s ability to successfully integrate acquired businesses, and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in its quarterly report on Form 10-Q and the risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact: Timothy B. Page

Senior Vice President and Chief Financial Officer

800-282-2031 ext. 7376